UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 20, 2010 (July 16, 2010)

NUTRASTAR INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52899	80-0264950
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

7/F Jinhua Mansion
41 Hanguang Street
Nangang District, Harbin 150080
People's Republic of China
(Address of Principal Executive Offices)

(86) 451-82287746
Registrant’s Telephone Number, Including Area Code:

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.      DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On July 16, 2010, Ms. Xue Wang resigned as the Interim Chief Financial Officer and Treasurer of Nutrastar International Inc. (the “Company”), effective immediately. Ms. Wang’s resignation was not in connection with any known disagreement with the Company on any matter. On the same date, the Board of Directors of the Company appointed Mr. Robert Tick to serve as the Company’s Chief Financial Officer and Treasurer, effective immediately upon Ms. Wang’s resignation.

Mr. Tick, age 41, has over 16 years experience in accounting and finance. Most recently, he is the Chief Financial Officer of ANDA Networks, Inc., a telecom equipment provider, since July 2007, Vice President of Finance from October 2005 to July 2007 and Corporate Controller from April 2003 to November 2004. From November 2004 to October 2005, Mr. Tick served as the Controller for T-RAM Semiconductors Inc., a fabless semiconductor company. Mr. Tick is a Certified Public Accountant and holds a B.S. in Accounting and Finance from San Francisco State University and an M.B.A. from Washington State University.

Employment Agreement

On July 16, 2010, the Company and Mr. Tick entered into an employment agreement (the "Employment Agreement"). The term of the Employment Agreement is for three years commencing on July 16, 2010. The Employment Agreement provides, among other things, that Mr. Tick’s monthly base salary will be $12,650.

During the term of the Employment Agreement, if either party terminates the employment for any reason, a minimum of sixty (60) days notice must be given in writing to the other party. The Employment Agreement also contains covenants prohibiting Mr. Tick from competing with the Company during his employment with the Company or disclosing any confidential information of the Company both during his employment and after the termination of employment.

Stock Option Agreement and Restricted Shares Grant Agreement

On July 16, 2010, the Company and Mr. Tick entered into a stock option agreement (the "Stock Option Agreement") under the Company’s 2009 Equity Incentive Plan. Pursuant to the terms of the Stock Option Agreement, Mr. Tick was granted options (the "Options") to purchase an aggregate 150,000 shares of common stock of the Company, among which, an option to purchase 75,000 shares will be vested on December 31, 2011 with an exercise price of $5.00 per share, an option to purchase 100,000 shares will be vested on December 31, 2012 with an exercise price of $7.00 per share. Each of the Options expires three years after its respective vesting date.

According to the Stock Option Agreement, in the event Mr. Tick’s employment with the Company is terminated for any reason except for death or disability, he may exercise the Options only to the extent that the Options would have been exercisable on the termination date and no later than three months after the termination date. If Mr. Tick’s employment is terminated because of his death or disability, the Options may be exercised only to the extent that such Options would have been exercisable by Mr. Tick on the termination date and must be exercised by Mr. Tick no later than twelve months after the termination date. If the employment is terminated for Cause as defined in the Stock Option Agreement, the Options will terminate immediately. In no event will the Options be exercised later than December 31, 2015.

On the same date, the Company also entered into a restricted shares grant agreement (the "Restricted Shares Grant Agreement") under the Company’s 2009 Equity Incentive Plan with Mr. Tick. Pursuant to the terms of the Restricted Shares Grant Agreement, the Company granted to Mr. Tick 150,000 restricted shares (the “Restricted Shares”) of the Company’s common stock subject to the vesting schedule therein. If Mr. Tick’s service with the Company ceases for any reason other than Mr. Tick’s (a) death, (b) Disability, (c) Retirement, or (d) termination by the Company without cause, any nonvested restricted shares will be automatically forfeited to the Company.

Both the Options and the Restricted Shares are also subject to certain acceleration provision provided in the Stock Option Agreement and the Restricted Shares Grant Agreement, respectively.

The foregoing description does not purport to be a complete statement of the parties’ rights and obligations under the Employment Agreement, the Stock Option Agreement and the Restricted Shares Grant Agreement and is qualified in its entirety by reference to the provisions of such agreements attached to this report as Exhibits 10.1, 10.2 and 10.3, respectively.

There is no family relationship exists between Mr. Tick and any directors or executive officers of the Company. In addition, there has been no transaction, no is there any currently proposed transaction between Mr. Tick and the Company that would require disclosure under Item 404(a) of Regulation S-K.

A copy of a July 20, 2010 press release announcing Mr. Tick’s appointment as Chief Financial Officer of the Company is attached hereto as Exhibit 99.1.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated July 16, 2010, by and between the Company and Robert Tick.
10.2	Stock Option Agreement, dated July 16, 2010, by and between the Company and Robert Tick.
10.3	Restricted Shares Grant Agreement, dated July 16, 2010, by and between the Company and Robert Tick.
99.1	Press Release, dated July 20, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nutrastar International Inc.

Date: July 20, 2010

/s/ Lianyun Han
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, dated July 16, 2010, by and between the Company and Robert Tick.
10.2	Stock Option Agreement, dated July 16, 2010, by and between the Company and Robert Tick.
10.3	Restricted Shares Grant Agreement, dated July 16, 2010, by and between the Company and Robert Tick.
99.1	Press Release, dated July 20, 2010.